Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION AND CONTROLADORA COMERCIAL MEXICANA

AGREE TO TRANSACTION CONCERNING COSTCO DE MÉXICO

Issaquah, Washington, U.S.A. and México, D.F., June 14, 2012. Costco Wholesale Corporation (“Costco Wholesale”) and Controladora Comercial Mexicana, S.A.B. de C.V. (“CCM”) are pleased to announce that they have executed a definitive agreement under which wholly-owned subsidiaries of Costco Wholesale will purchase from CCM its 50% share interest in Costco de México, S.A. de C.V. (“Costco México”), a joint venture, for $10,650 million MXN (the equivalent amount in U.S. dollars is $760.4 million based on an exchange rate of 14.006 pesos to the dollar). In addition, Costco Mexico has declared a cash dividend of approximately $4,774 million MXN (the equivalent amount in U.S. dollars is $340.85 million based on an exchange rate of 14.006 pesos to the dollar), 50% payable to a subsidiary of Costco Wholesale and 50% to CCM. Costco Wholesale will use the dividend proceeds and existing cash and investment balances to fund the purchase. CCM will use the dividend and sale proceeds to pay down debt.

The Costco México joint venture has been 50% owned by each of Costco Wholesale and CCM and operated by Costco Wholesale. The closing is subject to the approvals of the Mexican Federal Competition Commission and the shareholders of CCM. Mr. Guillermo González Nova, and Mr. Carlos González Zabalegui, respectively Chairman and CEO of CCM, will continue as members of the Board of Directors of Costco México. Mr. Jaime Gonzalez Solana will continue as CEO of Costco México.

Costco Wholesale currently operates 602 warehouses, including 435 in the United States and Puerto Rico, 82 in Canada, 32 in Mexico, 22 in the United Kingdom, 13 in Japan, eight in Taiwan, seven in Korea and three in Australia. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open up to an additional six new warehouses prior to the end of its fiscal year on September 2, 2012.

A brief conference call to discuss the transaction is scheduled for 8:00 a.m. (PT) on June 14, 2012, and is available at 800-399-8203 or via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264